UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2013

Allied World Assurance Company Holdings, AG
__________________________________________
(Exact name of registrant as specified in its charter)

Switzerland	001-32938	98-0681223
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lindenstrasse 8, Baar/Zug, Switzerland		6340
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+41-41-768-1080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2013, Allied World Assurance Company Holdings, AG (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Thomas A. Bradley, Executive Vice President and Chief Financial Officer. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement contained herein is qualified in its entirety by reference to the Employment Agreement.

The Employment Agreement is for a three-year term (the “Term”) commencing December 9, 2013, subject to earlier termination as set forth therein. Under the Employment Agreement, Mr. Bradley receives a base salary of $500,000, which may be increased only upon approval of the Company’s Board of Directors, and a discretionary annual cash bonus. During the Term and ending on the 24-month anniversary following any termination of employment during the Term, Mr. Bradley is subject to a non-interference covenant. Generally, the non-interference covenant prevents Mr. Bradley from (i) soliciting or hiring employees or other service providers of the Company or its subsidiaries, (ii) inducing any customers or other third parties with whom the Company or its subsidiaries have a relationship to reduce or cease its business with the Company or its subsidiaries, or (iii) otherwise interfering with the Company’s and its subsidiaries’ business relationships. During the Term and ending following the Non-Compete Period (as defined below), Mr. Bradley is subject to a non-competition covenant. Generally, the non-competition covenant prevents Mr. Bradley from engaging in activities that compete with the business of the Company or its subsidiaries in certain jurisdictions. The Employment Agreement also contains a standard confidentiality provision and provides that the Company shall generally indemnify Mr. Bradley to the fullest extent permitted by law.

The “Non-Compete Period” means the period commencing on December 9, 2013 and (i) in the case of Mr. Bradley’s termination of employment by the Company during the Term with Cause (as defined in the Employment Agreement), ending on the date of such termination; (ii) in the case of Mr. Bradley’s termination of employment by the Company during the Term without Cause or by Mr. Bradley for Good Reason (as defined in the Employment Agreement), ending on the 24-month anniversary; and (iii) in the case of Mr. Bradley’s termination of employment by him during the Term without Good Reason or as a result of a Disability (as defined in the Employment Agreement), ending on the date of such termination; provided, however, in the case of clause (iii) above, the Company may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period the Company will be required to continue to pay Mr. Bradley his base salary and provide coverage under its health and insurance plans (or the equivalent of such coverage).

The Employment Agreement will terminate earlier than December 9, 2016 upon the earliest to occur of (i) Mr. Bradley’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause and (iv) a termination by Mr. Bradley with or without Good Reason. Upon termination of Mr. Bradley’s employment with the Company for any reason, including a termination by the Company with Cause or by the Executive without Good Reason, the Executive shall be entitled to all accrued obligations (i.e., legitimate business expenses). Upon termination of Mr. Bradley’s employment due to his death or Disability, he (or his estate or beneficiaries), in addition to all accrued obligations, shall be entitled to any (i) unpaid annual bonus in respect to any completed fiscal year prior to such termination, (ii) a pro rata annual bonus if such termination occurs during a fiscal year and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the one-year period immediately following such termination. Upon Mr. Bradley’s termination during the Term by the Company without Cause or by him with Good Reason, in addition to any accrued obligations and unpaid annual bonus, Mr. Bradley shall receive (i) an amount equal to the Severance Multiplier (as defined below) multiplied by the sum of his base salary and annual bonus to be paid in substantially equal monthly installments over the period commencing on the termination date and ending one day prior to two and one-half months following the end of the Company’s fiscal year in which such termination occurs; (ii) continuation of coverage under the Company’s health and insurance plans (or the equivalent of such coverage) for a period of years equal to the Severance Multiplier; and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the two-year period immediately following such termination. The “Severance Multiplier” shall equal two, or if Mr. Bradley’s termination occurs within the 12-month period following a Change in Control (as defined in the Employment Agreement), the Severance Multiplier shall equal three.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1	Employment Agreement, dated as of December 9, 2013, by and between Allied World Assurance Company Holdings, AG and Thomas A. Bradley.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied World Assurance Company Holdings, AG

December 13, 2013	By:	/s/ Wesley D. Dupont

Name: Wesley D. Dupont
Title: Executive Vice President & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 9, 2013, by and between Allied World Assurance Company Holdings, AG and Thomas A. Bradley.